Exhibit 99.1

Fanatics to Acquire Dreams for $3.45 per Share

Dreams Board of Directors Unanimously Approve Transaction

PLANTATION AND JACKSONVILLE, FL., April 16, 2012 – Dreams, Inc. (NYSE Amex: DRJ), a technology-driven, multi-channel retailer focused on the licensed sports products industry, has signed a definitive merger agreement with Fanatics, Inc., a leading online seller of licensed sports products.

The agreement calls for Fanatics to acquire all the outstanding shares of the company for $3.45 per share in cash for an aggregate transaction value of approximately $183 million, taking into account $25 million of outstanding debt. The offer represents a premium of 32.0% over Dreams’ closing share price of $2.61 on April 13, 2012, the last trading day prior to this announcement.

The Board of Directors of Dreams has unanimously approved the transaction, which is subject to customary closing conditions, including the approval of Dreams’ shareholders and regulatory approvals. The transaction is expected to close in the third quarter of 2012.

Dreams President and CEO Ross Tannenbaum, Chairman Sam Battistone and other shareholders who collectively own approximately 35% of the outstanding shares of Dreams have each entered into voting and support agreements by which they have committed to vote in favor of the proposed merger transaction.

“Fanatics shares our focus on the customer, innovation, and growth,” said Ross Tannenbaum. “This combination will enhance Dreams’ ability to achieve its goals, while realizing a significant and immediate all-cash premium for our shareholders. I am confident this merger is the right decision for Dreams and our shareholders.”

Dr. Phillip Frost, Dreams’ third largest shareholder, Chairman of Teva Pharmaceuticals (NYSE:TEVA) and Chairman and CEO of Opko (NYSE:OPKO), commented: “Ross and his executive team have built a terrific company and ultimately were able to deliver meaningful value to all of its shareholders.”

“Today is an exciting day for all sports fans,” said Fanatics’ CEO Alan Trager. “We are bringing together two of the most passionate management teams in licensed sports products. The addition of Dreams will enable Fanatics to accelerate our investments in product assortment, mobile and e-commerce technology, and a regional fulfillment infrastructure to better serve our customers and our partners. Together, we will be much better positioned to deliver a superior customer experience.”

In conjunction with the acquisition, Fanatics entered into definitive equity financing with Insight Venture Partners.

Jefferies & Company, Inc. acted as the exclusive financial advisor and Roetzel & Andress, LPA served as legal advisor to Dreams. Morgan, Lewis & Bockius LLP served as legal adviser to Fanatics, Inc.

About Fanatics, Inc.

Fanatics provides e-commerce, merchandising, marketing and fulfillment services for professional sports leagues and teams, collegiate athletic programs and conferences, and other major sports properties. Offering broad assortments online consisting of hundreds of thousands of officially licensed items, Fanatics leverages both its large network of partners and its own collection of proprietary brands to distribute goods to consumers all over the world. www.fanatics.com.

About Dreams, Inc.

Dreams, Inc. (NYSE Amex: DRJ) is a technology driven, multi-channel retailer focused on the sports licensed products industry. For more information, please visit www.Dreamscorp.com.

Forward Looking Statements:

This release contains forward-looking statements, including those regarding the proposed transaction. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the ability of the parties to consummate the proposed transaction in a timely manner or at all; the satisfaction of conditions precedent to consummation of the Transaction, including the ability to secure regulatory approvals and approval by Dreams shareholders; the possibility of litigation (including litigation related to the transaction itself); and other risks described in Dreams, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent Form 10-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and Dreams does not undertake any obligation to update any forward-looking statements.

Additional Information and Where to Find It:

In connection with the proposed transaction and required stockholder approval, the Company will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DREAMS AND THE TRANSACTION. Investors and Security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Dreams with the SEC may be obtained free of charge by contacting Dreams, Inc. by mail at Dreams, Inc., 2 South University Drive, Plantation, Florida 33324, Attn: Corporate Secretary. The Company’s filings with the SEC are also available on Dreams’ website at: www.Dreamscorp.com.

Participants in the Solicitation

Dreams and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Dreams’ shareholders in connection with the proposed transaction. Information about Dreams’ directors and executive officers is set forth in Dreams, Inc.’s Proxy Statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on November 2, 2011 and its Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 29, 2012. These documents are available free of charge at the SEC’s website at www.sec.gov, and from Dreams, Inc. by contacting Dreams by mail at 2 South University Drive, Plantation, Florida, 33324, Attn: Corporate Secretary. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that Dreams intends to file with the SEC.

Company Contact:

David M. Greene

Senior Vice President

Tel 954-377-0002

dgreene@dreamscorp.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 949-574-3860

DRJ@liolios.com

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